Exhibit 99.1

  Merrimack Pharmaceuticals Secures $9 Million Credit Facility from
               Hercules Technology Growth Capital, Inc.

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 20, 2005--

            Merrimack Pharmaceuticals Closes on $37 Million
                 of Series D Equity and Loan Financing

    Merrimack Pharmaceuticals, Inc. announced on April 20, 2005 that it has completed equity and debt financings totaling $37.3 million. The financing was comprised of $28.3 million of Series D Preferred Stock and a $9 million venture loan.
    Returning equity investors include Sorenson Development, Inc. and affiliates, Unilever Technology Ventures Fund B.V., and Wharton Biotechnology Partners. New equity investors include, among others, WT Investment Advisors. The venture loan was provided by Palo Alto, California-based Hercules Technology Growth Capital (NASDAQ:HTGC). Since inception, Merrimack has raised approximately $78 million of equity capital, and $87 million of total capital.
    "This financing provides the Company with the resources to advance our pipeline and research activities through several key milestones," said Robert Mulroy, President and CEO of Merrimack. "We are pleased by the strong and continuing support from our investors."
    Merrimack Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of novel treatments for diseases in the areas of autoimmune disease and cancer. Its lead compound, MM-093 is currently in clinical development to treat patients with rheumatoid arthritis. MM-093 is an investigational drug and has not been approved by the U.S. Food and Drug Administration or any international regulatory agency. The company's proprietary Network Biology discovery platform, developed with the help of leading scientists from MIT and Harvard, enables the high throughput profiling of protein networks as a basis for improved validation, lead identification and speed in the development of innovative, effective and safe therapeutics.

    About Merrimack Pharmaceuticals:

    Merrimack is a privately held company based in Cambridge, Massachusetts. For additional information, please visit http://www.merrimackpharma.com.

    About Hercules Technology Growth Capital:

    Founded in December, 2003, Hercules Technology Growth Capital, Inc (NASDAQ:HTGC) is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in technology industry sub-sectors, characterized by products or services that require advanced technologies, including computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, Internet consumer and business services, telecommunications, telecommunications equipment, media and life sciences. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston and Chicago areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses. For more information or companies interested in learning more about financing opportunities should contact info@herculestech.com or call at 650-289-3060 or visit http://www.herculestech.com.

    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650-289-3060
             info@herculestech.com
             Scott Harvey, 650-289-3078 (Chief Legal Officer)